MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

PRESS RELEASE

MID-AMERICA APARTMENT COMMUNITIES REPORTS FIRST QUARTER RESULTS

Mid-America Apartment Communities, Inc. (NYSE: MAA), or Mid-America, reported net income available for common shareholders for the quarter ended March 31, 2010, of $6,196,000, or $0.21 per diluted common share, as compared to net income available for common shareholders of $7,923,000, or $0.28 per diluted common share, for the quarter ended March 31, 2009.

Funds from operations, or FFO, the more widely accepted measure of performance for real estate investment trusts, was $31,077,000 or $0.99 per diluted share/unit, or per Share, for the quarter ended March 31, 2010, as compared to $30,725,000 or $1.01 per Share for the quarter ended March 31, 2009.  First quarter 2010 FFO per Share was $0.08 ahead of the mid-point of Mid-America’s initial guidance. A reconciliation of FFO to net income attributable to Mid-America Apartment Communities, Inc. and an expanded discussion of the components of FFO can be found later in this release.

First Quarter Highlights:
•
Same store physical occupancy was stronger than expected ending the quarter at 96.6%, which is a first quarter record and well above the 95.2% occupancy at year-end and 95.4% occupancy at the same point in the prior year.

•	Resident turnover for the same store portfolio reached a record low of 56.9%.
•	Same store net collection loss was historically low at only 0.06% of net potential rent during the first quarter of 2010.
•	Same store net operating income, or NOI, was better than expected, declining by 3.5% as compared to the same quarter of the prior year.
•	Stronger than expected operating results helped to generate FFO per Share which was $0.08 ahead of the mid-point of previous guidance.
•	Mid-America completed the renovation and repositioning of 354 units during the first quarter of 2010, achieving average rent increases of more than 10%.
•
Through the end of April 2010, Mid-America raised $72.6 million of new equity year-to-date through the company’s continuous equity program at an average price of $52.14 per share, net of fees.  The company plans to use these proceeds to redeem 50% of the outstanding 8.30% Series H Cumulative Redeemable Preferred Stock, or Series H Preferred, during the second quarter of 2010.

•
During April, Mid-America closed on the acquisition of the Broadstone Cypress apartments, a newly developed high quality 312-unit community located in an affluent northwest sub-market of Houston, Texas.  The property was acquired out of foreclosure from the lender.

Operating Results: Exceeding Expectations
Eric Bolton, Chairman and Chief Executive Officer, said “We are encouraged by the strong start to 2010 and clear signs are emerging that the leasing environment in our markets is improving.  Occupancy was ahead of expectations in the first quarter and pricing trends were in line with forecast. We expect that the recovery in rent levels will build momentum in the latter half of this year and into 2011.  The outlook for the apartment business appears to be very positive for the next few years.  Mid-America is well positioned to capture strong performance in the coming recovery cycle from both our existing portfolio of properties as well as from new investments that we expect to complete.”

Al Campbell, Executive Vice President and Chief Financial Officer, said “Our balance sheet continues to strengthen with total leverage, defined as debt plus preferred capital to total gross assets, at 54.5% at the end of the quarter.  This is improved from 56.6% at the same point in the prior year. The planned redemption of 50% of our outstanding preferred shares during the second quarter will further strengthen the balance sheet to support future growth opportunities and our existing asset base.  We expect to reduce our total leverage by almost 3% and increase our fixed charge coverage ratio by 10% as a result of redeeming these preferred shares. ”

First Quarter 2010 Same Store Results

Percent Change From Three Months Ended March 31, 2009 (Prior Year):
					Average
				Physical	Effective
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rent per Unit
Large	-1.6%	4.8%	-6.1%	1.2%	-5.5%
Secondary	1.9%	4.4%	0.2%	1.2%	-2.9%

Operating Same Store	0.1%	4.6%	-3.1%	1.2%	-4.2%
Total Same Store	-0.2%	4.6%	-3.5%

(1)	Revenue and NOI by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

As mentioned in the prior quarter, Mid-America’s roll-out of a new bulk cable program during 2010 requires revenues and expenses related to the program to be reported on a gross basis on separate lines, whereas the former cable programs were netted within the revenue section of the income statement.  In order to provide more meaningful comparisons, same store performance is also presented below with all cable programs netted in revenues which is consistent with prior presentations.

First Quarter 2010 Same Store Results – Bulk Cable Results Netted in Revenues

Percent Change From Three Months Ended March 31, 2009 (Prior Year):
					Average
				Physical	Effective
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rent per Unit
Large	-3.2%	0.9%	-6.1%	1.2%	-5.5%
Secondary	0.2%	0.3%	0.2%	1.2%	-2.9%

Operating Same Store	-1.6%	0.6%	-3.1%	1.2%	-4.2%
Total Same Store	-1.8%	0.6%	-3.5%

(1)	Revenue and NOI by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

A reconciliation of NOI to net income attributable to Mid-America Apartment Communities, Inc. and an expanded discussion of the components of NOI can be found later in this release.

Same store results for the first quarter of 2010 reflect the impact of stronger than expected occupancy during the quarter, supported by record low resident turnover.  Same store revenues, after netting bulk cable, declined 1.8% when compared to the same period in 2010.  Though rent levels during the first quarter remained stable as compared with the proceeding quarter, effective rents compared to the same period last year declined as the same store portfolio continues to be re-priced to current market rent levels.  Strong physical occupancy levels offset a portion of this decline, ending the first quarter of 2010 at 96.6% for the same store portfolio, 1.2% above the same period last year.  Strong collections performance and the successful roll-out of several ancillary initiatives also produced a 16% growth in fee revenue, after netting bulk cable, for the first quarter 2010 as compared to the same period in the prior year, providing further offset to the rent reductions.

Same store operating expense, after netting bulk cable, remained under control during the quarter, increasing only 0.6% in total.  Total operating expenses were slightly better than expected during the first quarter of 2010, as personnel, utilities and real estate tax expenses were favorable to projections, partially offset by repair and maintenance expense which included unexpected snow and ice removal costs.  Real estate tax expense continued to benefit from successful prior year appeals that were settled during the first quarter.

Same store NOI decreased by 3.5% in the first quarter of 2010 compared to the same quarter a year ago.

Excluded from the same store group are three properties that are part of Mid-America’s redevelopment program that are going through an extensive renovation.  The supplementary schedules contain an additional performance chart which adds these three properties back to same store.

Fund II: Partnership with Institutional Capital
Mid-America acquired the Broadstone Cypress apartments during April with plans to transfer the property to Mid-America Multifamily Fund II, LLC, or Fund II, a joint-venture partnership with private capital in which the company retains a one-third ownership position.  Mid-America elected to make this new investment for Fund II, as opposed to as a wholly-owned investment, due to the company’s existing portfolio concentration level in the greater-Houston market.  Broadstone Cypress was newly developed in 2008 with lease-up completed a few months ago.  The property was acquired out of foreclosure from the original lender who provided construction financing for the development.

Property Redevelopment: Continuing to Generate Strong Returns
Redevelopment of 354 apartment units was completed in the first quarter of 2010 at an average cost of $3,629 per unit.  The average monthly rent increase achieved on the renovated units was $73 per unit representing a 10.6% increase from the rent level of non-renovated apartment units.  The projected unleveraged internal rate of return on the renovation program is approximately 10%.

Financing, Balance Sheet: Growing Strength and Flexibility
Mid-America’s balance sheet continues to show strength with fixed charge coverage of 2.83 at the end of the first quarter 2010, compared to 2.77 at the same time a year ago.  As of March 31, 2010, total debt was 49% of gross assets and Mid-America had over $175 million of excess cash and available capacity under current credit facilities.

Mid-America completed the refinancing of its only debt maturity for 2010 by closing on the replacement for the $50 million bank credit facility during the quarter.  The new line matures in two years, with an additional one year extension, and is expandable to $70 million.  Borrowings under the new agreement will be at Libor plus 275 basis points.

At March 31, 2010, 86% of Mid-America’s debt was fixed or hedged against rising interest rates.  Another 3% was fixed on April 1, 2010, bringing the total fixed or hedged balance to 89% just after the end of the first quarter.

During 2010, Mid-America raised a total of $72.6 million of common equity through the end of April at an average price of $52.14 per share, net of issuance costs, using the company’s long established continuous equity offering program.  Mid-America plans to use these proceeds to redeem approximately half of the outstanding Series H Preferred shares during the second quarter of 2010.  The shares have a $25 per share redemption price and carry a current dividend rate of 8.3%.  The redemption will reduce Mid-America’s total leverage, defined as debt plus preferred to gross assets, by almost 3% and increase the fixed charge coverage by 10%, adding additional strength and flexibility to the balance sheet.  A non-cash charge of approximately $2.6 million, or $0.08 FFO per Share, is required to write-off the original issuance costs related to the shares being redeemed.  Mid-America will also incur an additional $0.01 per Share of FFO dilution for 2010 due to execution costs, but the redemption will add over $0.03 per Share of FFO annually beginning in 2011.

Adjusted Funds from Operations and Capital Expenditures
Recurring capital expenditures totaled $5 million for the quarter ended March 31, 2010, approximately $0.16 per Share, resulting in adjusted funds from operations, or AFFO, of $0.83 per Share compared to AFFO of $0.88 per Share for the quarter ended March 31, 2009. Total property capital expenditures on existing properties were $7 million, plus $1.4 million of expenditures on the redevelopment program for the first quarter of 2010.

A reconciliation of AFFO to net income attributable to Mid-America Apartment Communities, Inc. and an expanded discussion of the components of AFFO can be found later in this release.

Common Dividend: $2.46 Annual Rate
Mid-America’s Board of Directors voted to continue the quarterly common dividend at the existing annual rate of $2.46 per common share/unit, and declared its 65th consecutive quarterly common dividend to be paid on April 30, 2010 to holders of record on April 15, 2010.

2010 Forecast:  Same Store Performance Outlook Increased
Management now projects full-year same store NOI to decline in the 3% to 5% range, compared to the prior forecast of a 5% to 7% decline.  Same store revenues, with bulk cable netted, are forecast to decline in the 0.75% to 1.75% range compared to the previous guidance of 2% to 3% decline. Management believes that leasing conditions have bottomed out in most of the company’s markets and as a result expects the same store portfolio will hold solid occupancy in the 95% range, closely matching prior year’s performance.  Management continues to forecast that pricing trends, coupled with continued strong occupancy and collections performance, will begin a slow recovery over the last half of 2010 and accelerate in 2011.

Prior to the impact of the Series H Preferred share redemption, management now expects FFO per Share for the full year 2010 to be in the range of $3.57 to $3.77, compared to prior guidance of $3.45 to 3.65.  On this same basis, FFO for the second quarter is anticipated to be in the range of $0.86 to $0.96 per Share, for the third quarter $0.81 to $0.91 per Share, and for the fourth quarter $0.86 to $0.96 per Share.

After the impact of the Series H Preferred share redemption, management now expects FFO per Share for the full year 2010 to be in the range of $3.48 to $3.68.  On this same basis, FFO for the second quarter is anticipated to be in the range of $0.75 to $0.85 per Share, for the third quarter $0.82 to $0.92 per Share, and for the fourth quarter $0.87 to $0.97 per Share.

Management believes that prior guidance of $150 million wholly-owned acquisitions and $150 million acquisitions for Fund II still seems reasonable for the year, although somewhat delayed from prior expectations.

Supplemental Material and Conference Call
Supplemental data to this release can be found on the investor relations page of the Mid-America web site at www.maac.net. Mid-America will host a conference call to further discuss first quarter results on Friday, May 7, 2010, at 9:15 AM Central Time.  The conference call-in number is 866-793-1342 and the moderator’s name is Eric Bolton.

About Mid-America Apartment Communities, Inc.
Mid-America is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 43,917 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the Mid-America website at www.maac.net or contact Investor Relations at investor.relations@maac.net.  6584 Poplar Ave., Memphis, TN  38138.

Forward-Looking Statements
We consider portions of this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to our expectations for future periods. Forward looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future.  Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, development activity and capital expenditures, capital raising activities, rent growth, occupancy, and rental expense growth. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this press release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:
•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
•	increasing real estate taxes and insurance costs;
•	failure of new acquisitions to achieve anticipated results or be efficiently integrated into us;
•	failure of development communities to lease-up as anticipated;
•	inability of a joint venture to perform as expected;
•	inability to acquire additional or dispose of existing apartment units on favorable economic terms;
•	losses from catastrophes in excess of our insurance coverage;
•	unexpected capital needs;
•	inability to attract and retain qualified personnel;
•	potential liability for environmental contamination;
•	adverse legislative or regulatory tax changes;
•	litigation and compliance costs associated with laws requiring access for disabled persons;
•	imposition of federal taxes if we fail to qualify as a REIT under the Internal Revenue Code in any taxable year or foregone opportunities to ensure REIT status;
•	inability to acquire funding through the capital markets;
•	inability to pay required distributions to maintain REIT status due to required debt payments;
•	changes in interest rate levels, including that of variable rate debt, such as extensively used by us;
•	loss of hedge accounting treatment for interest rate swaps and caps;
•	the continuation of the good credit of our interest rate swap and cap providers;
•
the availability of credit, including mortgage financing, and the liquidity of the debt markets, including a material deterioration of the financial condition of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, at present operating under the conservatorship of the United States Government; and

•	inability to meet loan covenants.

Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except per share data)

	Three months ended
	March 31,
	2010	2009
Property revenues	$ 97,328	$ 93,600
Management and fee income, net	136	64
Property operating expenses	(41,551)	(38,295)
Depreciation	(25,080)	(23,585)
Acquisition expenses	24	(2)
Property management expenses	(4,277)	(4,241)
General and administrative	(2,811)	(2,457)
Income from continuing operations before non-operating items	23,769	25,084
Interest and other non-property income	315	80
Interest expense	(13,891)	(14,229)
Gain on debt extinguishment	-	3
Amortization of deferred financing costs	(595)	(606)
Net casualty gain (loss) and other settlement proceeds	527	(144)
Income from continuing operations before
loss from real estate joint ventures	10,125	10,188
Loss from real estate joint ventures	(276)	(196)
Income from continuing operations	9,849	9,992
Discontinued operations:
Income from discontinued operations	-	421
Gains on sales of discontinued operations	-	1,432
Consolidated net income	9,849	11,845
Net income attributable to noncontrolling interests	(437)	(706)
Net income attributable to Mid-America Apartment Communities, Inc.	9,412	11,139
Preferred dividend distribution	(3,216)	(3,216)
Net income available for common shareholders	$ 6,196	$ 7,923

Weighted average common shares - Diluted	29,204	28,165
Net income per share available for common shareholders - Diluted	$0.21	$0.28

FUNDS FROM OPERATIONS (in thousands except per share data)

	Three months ended
	March 31,
	2010	2009
Net income attributable to Mid-America Apartment Communities, Inc.	$ 9,412	$ 11,139
Depreciation of real estate assets	24,569	23,120
Net casualty (gain) loss and other settlement proceeds	(527)	144
Gains on sales of discontinued operations	-	(1,432)
Depreciation of real estate assets of real estate joint ventures	402	264
Preferred dividend distribution	(3,216)	(3,216)
Net income attributable to noncontrolling interests	437	706
Funds from operations	31,077	30,725
Recurring capital expenditures	(4,975)	(3,782)
Adjusted funds from operations	$ 26,102	$ 26,943

Weighted average common shares and units - Diluted	31,508	30,569
Funds from operations per share and unit - Diluted	$0.99	$1.01
Adjusted funds from operations per share and unit - Diluted	$0.83	$0.88

(1) Amounts represent depreciation expense prior to communities being classified as discontinued operations.

CONSOLIDATED BALANCE SHEETS (in thousands)

		Mar 31, 2010	Dec 31, 2009
Assets
Real estate assets
Land		$ 251,051	$ 255,425
Buildings and improvements		2,337,178	2,364,918
Furniture, fixtures and equipment		75,851	73,975
Capital improvements in progress		8,152	10,517
		2,672,232	2,704,835
Accumulated depreciation		(812,614)	(788,260)
		1,859,618	1,916,575
Land held for future development		1,306	1,306
Commercial properties, net		8,200	8,721
Investments in real estate joint ventures		14,077	8,619
Real estate assets, net		1,883,201	1,935,221
Cash and cash equivalents		32,329	13,819
Restricted cash		844	561
Deferred financing costs, net		13,869	13,369
Other assets		21,642	19,731
Goodwill		4,106	4,106
Assets held for sale		-	19
Total assets		$ 1,955,991	$ 1,986,826

Liabilities and Shareholders' Equity
Liabilities
Notes payable		$ 1,358,733	$ 1,399,596
Accounts payable		1,158	1,702
Fair market value of interest rate swaps		52,691	51,160
Accrued expenses and other liabilities		65,355	69,528
Security deposits		8,842	8,789
Liabilities associated with assets held for sale		-	23
Total liabilities		1,486,779	1,530,798
Redeemable stock		2,805	2,802
Shareholders' equity
Series H cumulative redeemable preferred stock		62	62
Common stock		296	290
Additional paid-in capital		1,017,163	988,642
Accumulated distributions in excess of net income		(523,298)	(510,993)
Accumulated other comprehensive income		(50,713)	(47,435)
Total Mid-America Apartment Communities, Inc. shareholders' equity		443,510	430,566
Noncontrolling interest		22,897	22,660
Total equity		466,407	453,226
Total liabilities and shareholders' equity		$ 1,955,991	$ 1,986,826

SHARE AND UNIT DATA (in thousands)

	Three months ended
	March 31,
	2010	2009
NET INCOME SHARES
Weighted average common shares - Basic	29,130	28,085
Weighted average common shares - Diluted	29,204	28,165
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	31,434	30,488
Weighted average common shares and units - Diluted	31,508	30,569
PERIOD END SHARES AND UNITS
Common shares at March 31,	29,684	28,221
Limited partnership units at March 31,	2,303	2,404
Outstanding options at March 31,	22	25
Unvested shares in share based plans at March 31,	87	122

NON-GAAP FINANCIAL AND OTHER DEFINITIONS

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis.  This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of real estate included in discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs.  FFO should not be considered as an alternative to net income.

Mid-America believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets.  Mid-America believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

In response to the SEC's Staff Policy Statement relating to Emerging Issues Task Force Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, Mid-America has included the amount charged to retire preferred stock in excess of carrying values in its FFO calculation. We believe, however, that FFO before amount charged to retire preferred stock in excess of carrying values is also an important measure of operating performance as the amount charged to retire preferred stock in excess of carrying values is a non-cash adjustment representing issuance costs in prior periods for preferred stock.

Adjusted Funds From Operations (AFFO)
For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures and the amount charged to retire preferred stock in excess of carrying values. As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs.  EBITDA is a non-GAAP financial measure we use as a performance measure.  As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Same Store Portfolio
We review our Same Store Portfolio at the beginning of each calendar year. Communities are generally added into the Same Store Portfolio after they have been owned and have been stabilized for at least 12 months. In the case of newly developed apartment communities, or communities acquired in lease-up, they are considered stabilized after achieving 90% occupancy for 90 days.

Communities which are being extensively renovated in which at least $5,500 per apartment unit is being invested on at least 50% of turns are excluded from the Same Store Portfolio. Twelve months after the renovations at a community are substantially complete, communities are returned to the Same Store Portfolio beginning the next calendar year.

Also excluded from our Same Store Portfolio are communities that have been approved by the Board of Directors for disposition.